AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
JUNE 18, 2007

REGISTRATION NO. 333-126715

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

POST-EFFECTIVE AMENDMENT No. 2

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROYAL DUTCH SHELL PLC
(Exact Name of Registrant as Specified in Its Charter)

England And Wales (State or Other Jurisdiction of Incorporation or Organization)	N.A. (I.R.S. Employer Identification No. )

Carel Van Bylandtlaan 30
2596 HR The Hague
The Netherlands
(Address of Principal Executive Offices, including zip code)
_______________________

GLOBAL EMPLOYEE SHARE PURCHASE PLAN (US)
GLOBAL EMPLOYEE SHARE PURCHASE PLAN (US — SOLAR)
ROYAL DUTCH STOCK OPTION PLAN FOR EMPLOYEES OF SHELL SOLAR EMPLOYMENT SERVICES
INC.
SHELL OIL COMPANY KEY STAFF ROYAL DUTCH STOCK OPTION PLAN
SHELL OIL COMPANY SENIOR STAFF ROYAL DUTCH STOCK OPTION PLAN
ROYAL DUTCH STOCK OPTION PLAN FOR EMPLOYEES OF SHELL COMPANIES IN THE U.S.
SENIOR EXECUTIVE GROUP ROYAL DUTCH STOCK OPTION PLAN FOR EMPLOYEES OF SHELL
COMPANIES IN THE U.S.
SHELL PROVIDENT FUND
SHELL PETROLEUM N.V. STOCK OPTION PLAN (1967)
THE SHELL PETROLEUM COMPANY LIMITED STOCK OPTION PLAN (1967)
SHELL PETROLEUM N.V. STOCK OPTION PLAN FOR EMPLOYEES
THE SHELL PETROLEUM COMPANY LIMITED STOCK OPTION PLAN FOR EMPLOYEES
ROYAL DUTCH SHELL PLC LONG TERM INCENTIVE PLAN (PERFORMANCE SHARE PLAN),
RESTRICTED SHARE PLAN AND DEFERRED SHARE PLAN

(Full Title of the Plans)

CT CORPORATION SYSTEM
111 Eighth Avenue, 13th Floor
New York, New York 10011
(Name and Address of Agent for Service)

(212) 894-8400
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR
Attention: William P. Rogers, Jr.
_______________________

CALCULATION OF REGISTRATION FEE
_______________________

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A ordinary Shares, nominal value €0.07 per share	114,258,000(3)	$(4)	$3,294,792,862(4)	$387,797.12(5)
Class B ordinary Shares, nominal value €0.07 per share	4,104,328(3)	$(4)	$ 82,625,731(4)	$ 9,725.05(5)
_______________________

(1)	Class A ADRs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a Registration Statement on Form F-6, File No.: 333-125035.

(2)
Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plans as a result of the antidilution provisions thereof.

(3)	The Royal Dutch Shell (as defined in Part II, Item 3) ordinary shares being registered hereby include:

(a)	7,600,000 Class A ordinary shares to be offered under the Global Employee Share Purchase Plan (US) (“Plan A”);

(b)	400,000 Class A ordinary shares to be offered under the Global Employee Share Purchase Plan (US — Solar) (“Plan B”);

(c)	27,040 Class A ordinary shares to be offered under the Royal Dutch Stock Option Plan for Employees of Shell Solar Employment Services Inc. (“Plan C”);

(d)	2,123,060 Class A ordinary shares to be offered under the Shell Oil Company Key Staff Royal Dutch Stock Option Plan (“Plan D”);

(e)	3,105,380 Class A ordinary shares to be offered under the Shell Oil Company Senior Staff Royal Dutch Stock Option Plan (“Plan E”);

(f)	31,975,900 Class A ordinary shares to be offered under the Royal Dutch Stock Option Plan for Employees of Shell Companies in the U.S. (“Plan F”);

(g)	8,826,620 Class A ordinary shares to be offered under the Senior Executive Group Royal Dutch Stock Option Plan for Employees of Shell Companies in the U.S. (“Plan G”);

(h)	40,000,000 Class A ordinary shares to be offered under the Shell Provident Fund (“Plan H”);

(i)	2,000,000 Class A ordinary shares and 1,005,665 Class B ordinary shares to be offered under the Shell Petroleum N.V. Stock Option Plan (1967) (“Plan I”);

(j)	180,000 Class A ordinary shares and 430,999 Class B ordinary shares to be offered under The Shell Petroleum Company Limited Stock Option Plan (1967) (“Plan J”);

(k)	3,000,000 Class A ordinary shares and 1,436,665 Class B ordinary shares to be offered under the Shell Petroleum N.V. Stock Option Plan for Employees (“Plan K”);

(l)	320,000 Class A ordinary shares and 430,999 Class B ordinary shares to be offered under The Shell Petroleum Company Limited Stock Option Plan for Employees (“Plan L”);

(m)
14,700,000 Class A ordinary shares and 800,000 Class B ordinary shares to be offered under the Royal Dutch Shell plc Long Term Incentive Plan (Performance Share Plan), Restricted Share Plan and Deferred Share Plan.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Shell Provident Fund.

(4)
Estimated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933 solely for the purpose of computing the registration fee and based upon the total of (a) $1,314,466,658, representing the aggregate exercise price of the options to purchase 23,029,000 ordinary shares of Royal Dutch (as defined in Part II, Item 3) in New York registry form and 2,750,000 ordinary shares of Royal Dutch in Hague registry form outstanding as of July 15, 2005, and the options to purchase 11,500,000 ordinary shares of Shell Transport (as defined in Part II, Item 3) outstanding as of July 15, 2005, that will become options to purchase a total of 54,862,330 ordinary shares of Royal Dutch Shell upon consummation of the Scheme of Arrangement and (b) $2,062,951,935 with respect to the balance of the ordinary shares of Royal Dutch Shell registered hereby, based upon the average of the high and low prices of Royal Dutch ordinary shares and Shell Transport ADRs, as applicable, on July 15, 2005. The prices of Royal Dutch ordinary shares in New York registry form and Shell Transport ADRs, as applicable, have been used for these purposes because pursuant to the Offer and the Scheme of Arrangement each such ordinary share of Royal Dutch and each ADR of Shell Transport is being converted into ordinary shares or ADRs of Royal Dutch Shell, based upon the exchange ratio of 2 Royal Dutch Shell Class A ordinary shares (to be represented by 1 Royal Dutch Shell Class A ADR) for each Royal Dutch ordinary share in New York registry form and 0.861999198 of a Royal Dutch Shell Class B ordinary share for each Shell Transport ADR.

(5)
Pursuant to Rule 457(p) under the Securities Act of 1933, Royal Dutch Shell hereby offsets the registration fee required in connection with this Registration Statement by $299,151.81 previously paid by Royal Dutch and Shell Transport in connection with the registration of their ordinary shares on Form S-8 as described in the chart below. Accordingly, the filing fee paid herewith is $98,370.36.

Set forth below is a chart showing the credits against fees otherwise payable pursuant to Rule 457(p):

Plan	File No. 333-	Date of Filing	Fee Paid	Shares Registered*	Unused Shares*	Fee Credit on New S-8 Pursuant to Rule 457(p)
Plans A, B & C	102183	12/23/02	15,643.60	4,000,000 RD	2,191,000 RD	8,568.78
Plans D, E, F & G	13384	4/18/01	284,900.00	20,000,000 RD	16,295,000 RD	232,122.28
Shell Pay Deferral Investment Fund and Plan H	97935	8/12/02	96,565.50	25,000,000 RD	15,135,000 RD **	58,460.75
Plans I, J, K, & L	7590	6/28/01	**	1,497,600 RD 9,978,200 ST	**	—**

_______________________

*	“RD” represents Royal Dutch ordinary shares and “ST” represents Shell Transport ordinary shares.

**	No fee paid; fee brought forward by post-effective amendment to S-8 filed 9/12/97. Therefore, no fee credit under Rule 457(p).

EXPLANATORY NOTE: MERGING OF PLANS

This Amendment No. 2 to the Registration Statement on Form S-8 initially filed on July 20, 2005, as amended by Post-Effective Amendment No. 1 filed on August 26, 2005, is being filed solely to reflect the merger of the Shell Pay Deferral Investment Fund (formerly Plan H) into the Shell Provident Fund (fomerly Plan I and now Plan H). As reflected in footnote (3) on the facing page, as a result of the merger of the Shell Pay Deferral Investment Fund into the Shell Provident Fund, the total number of registered shares to be offered under Plan H is 40,000,000.

_______________________

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with or furnished to the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) by Royal Dutch Shell plc (“Royal Dutch Shell”), Royal Dutch Petroleum Company (N.V. Koninklijke Nederlandsche Petroleum Maatschappij) (“Royal Dutch”), The “Shell” Transport and Trading Company, p.l.c. (“Shell Transport”) and by the plan specified in (5) below are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(1)  the Annual Report on Form 20-F of Royal Dutch Shell for the year ended December 31, 2006, as filed with the SEC on March 13, 2007;

(2)  the Reports on Form 6-K of Royal Dutch Shell, as furnished to the SEC on May 3, 2007 (containing the First Quarter 2007 Unaudited Consolidated Interim Financial Position and Results of Royal Dutch Shell); and

(3)  the Reports on Form 6-K of Royal Dutch Shell, as furnished to the SEC on January 23, 2007, January 29, 2007, January 30, 2007, January 31, 2007, February 1, 2007 (regarding notification of major interests in shares and fourth quarter 2006 interim dividend and announcement of change in dividend declaration currency with effect from first quarter 2007), February 6, 2007, February 14, 2007, February 20, 2007, February 21, 2007, March 16, 2007, March 20, 2007, March 28, 2007, April 11, 2007, April 20, 2007, April 25, 2007, May 2, 2007, May 4, 2007, May 7, 2007, May 9, 2007, May 11, 2007, May 16, 2007, May 21, 2007, May 29, 2007, June 1, 2007, June 6, 2007, June 11, 2007 and June 15, 2007.

(4)  the Registration Statement of Royal Dutch Shell on Form F-4 (Registration No. 333-125037) as filed with the SEC on May 19, 2005; and

(5)  the Annual Report of Shell Provident Fund on Form 11-K for the year ended December 31, 2005, as filed with the SEC on June 29, 2006.

The following documents subsequently filed or furnished by Royal Dutch Shell with or to the SEC after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement:

●	reports filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

●	reports furnished on Form 6-K that indicate that they are incorporated by reference in this Registration Statement.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.        DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 151 of the articles of association of Royal Dutch Shell provides that, as far as the legislation allows this, we: (i) can indemnify any director of the company against any liability; and (ii) can purchase and maintain insurance against any liability for any director of the company. As our articles of association do not prohibit the indemnification of officers of the company against liability, we may purchase and maintain insurance against any liability for any of our officers.

We have entered into a deed of indemnity with each of the Royal Dutch Shell directors. The terms of each of these deeds is identical and reflects the new statutory provisions on indemnities introduced by the Companies (Audit, Investigations and Community Enterprise) Act 2004. Under the terms of each deed, Royal Dutch Shell undertakes to indemnify the relevant Royal Dutch Shell director, to the widest extent permitted by law, against any and all liability, howsoever caused (including by that director’s own negligence), suffered or incurred by that director in the course of that director acting as a director or employee of Royal Dutch Shell, any member of the Royal Dutch/Shell Group of Companies or certain other entities. It is a term of each indemnity that Royal Dutch Shell and the relevant director agree to be bound by the provisions in the Royal Dutch Shell Articles relating to arbitration and exclusive jurisdiction.

The relevant provisions of the Companies Act are sections 309A—C, 337A and 727.

Sections 309A — C state that any provision to exempt to any extent a director from liability for negligence, default, breach of duty or trust by him in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision. We are still permitted to purchase insurance against any such liability for a director of the company or an associated company.

An indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any  requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he is convicted, civil proceedings brought by the company or an associated company in which judgment is given against him or where the court refuses to grant him relief under an application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or its power under section 727 (described below). Any qualifying third party indemnity in force for the benefit of one or more directors of the company must be disclosed in the directors’ annual report.

Section 337A provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or section 727 (described below). Such financial assistance must be repaid if the director is convicted, judgment is found against him or the court refuses to grant the relief on the application.

Section 727 provides that:

“(1)
If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms at it thinks fit.

(2)
If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

The following provisions would only apply in circumstances where the arbitration provisions of our articles of association would be invalid or inapplicable. While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

(i)	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(ii)	when any act or omission of the company is or would be so prejudicial.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.        EXHIBITS.

(a)	The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Number	Document Description
4.1
Memorandum of Association of Royal Dutch Shell (incorporated by reference to Exhibit No. 3.1 of the Registration Statement of Royal Dutch Shell on Form F-4, Registration No. 333-125037 (the “Registration Statement”)).

4.2	Articles of Association of Royal Dutch Shell (incorporated by reference to Exhibit 99.3 of the Report on Form 6-K of Royal Dutch Shell, as furnished to the SEC on August 26, 2005).
4.3
Deposit Agreement among Royal Dutch Shell, JPMorgan Chase Bank, N.A., and Owners and Beneficial Owners of Class A American Depositary Receipts (incorporated by reference to Exhibit 99.2 of the Report on Form 6-K of Royal Dutch Shell, as furnished to the SEC on July 20, 2005 (the “Form 6-K”).

4.4
Form of Class A American Depositary Receipts representing Royal Dutch Shell Class A American Depositary Shares each evidencing the right to receive two Class A Shares of Royal Dutch Shell (incorporated by reference to Exhibit 99.3 of the Form 6-K).

4.5	Deposit Agreement among Royal Dutch Shell, The Bank of New York, and Owners and Beneficial Owners of Class B American Depositary Receipts (incorporated by reference to Exhibit 99.4 of the Form 6-K).
4.6
Form of Class B American Depositary Receipts representing Royal Dutch Shell Class B American Depositary Shares each evidencing the right to receive two Class B Shares of Royal Dutch Shell (incorporated by reference to Exhibit 99.5 of the Form 6-K).

**4.7	Shell Provident Fund Regulations and Trust Agreement, as amended.
*5.1
Opinion of Slaughter and May dated July 20, 2005, as to the valid issue and payment up of the Class A Shares and Class B Shares issuable under Plans A, B, C, D, E, F, G, H, I, J, K and L, the Royal Dutch Shell plc Long Term Incentive Plan (Performance Share Plan), Restricted Share Plan and Deferred Share Plan and the Shell Pay Deferral Investment Fund.

**5.2	Opinion of Slaughter and May dated June 18, 2007, as to the valid issue and payment up of the Class A Shares issuable under the Shell Provident Fund.
*5.3	Determination Letter dated April 7, 2003, of Internal Revenue Service as to Shell Provident Fund.
*23.1	Consent of KPMG Accountants N.V. and PricewaterhouseCoopers LLP.
*23.2	Consent of PricewaterhouseCoopers LLP.
*23.1	Consent of Slaughter and May (contained in Exhibit 5.1).
**23.2	Consent of Slaughter and May (contained in Exhibit 5.2).
*24	Powers of Attorney (included as part of the signature pages).
_______________________
*	Filed previously.
**	Filed herewith.

(b)
The Registrant will submit any amendment to the Shell Provident Fund to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to continue the qualification of the Shell Provident Fund under Section 401 of the Internal Revenue Code.

ITEM 9.        UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Hague, on June 18, 2007.

ROYAL DUTCH SHELL PLC

By
/s/ Peter Voser
Name: Peter Voser
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons set out below in the capacities and on the dates indicated.

Name	Title	Date

*	Chairman of the Board of Directors	June 18, 2007
Jorma Ollila

*	Deputy Chairman of the Board	June 18, 2007
Lord Kerr of Kinlochard

*	Chief Executive	June 18, 2007
Jeroen van der Veer

/s/ Peter Voser	Chief Financial Officer	June 18, 2007
Peter Voser	(Principal Financial Officer; Principal Accounting Officer)

*	Executive Director, Exploration and Production	June 18, 2007
Malcolm Brinded

*	Executive Director, Gas & Power	June 18, 2007
Linda Cook

*	Executive Director, Oil Products and Chemicals	June 18, 2007
Rob Routs

*	Director	June 18, 2007
Maarten van den Bergh

*	Director	June 18, 2007
Nick Land

*	Director	June 18, 2007
Mary (Nina) Henderson

*	Director	June 18, 2007
Sir Peter Job

Name	Title	Date

*	Director	June 18, 2007
Wim Kok

*	Director	June 18, 2007
Jonkheer Aarnout Loudon

*	Director	June 18, 2007
Christine Morin-Postel

*	Director	June 18, 2007
Lawrence Ricciardi

* Peter Voser, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 2 on behalf of the above-mentioned directors of the registrant (constituting all of the directors) pursuant to a Power of Attorney filed with this Registration Statement on Form S-8 initially filed on July 20, 2005.

By
/s/ Peter Voser
Name: Peter Voser
Title: Chief Financial Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Royal Dutch Shell plc, has signed this Registration Statement or amendment thereto in Delaware on June 18, 2007.

PUGLISI & ASSOCIATES,

By
/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

THE SHELL PROVIDENT FUND

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Shell Provident Fund) have duly caused this Amendment No. 2 to the Registration Statement to be signed on behalf of the Shell Provident Fund by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 18, 2007.

SHELL PROVIDENT FUND,

By
/s/ Pervis Thomas, Jr.
Name: Pervis Thomas, Jr.
Title: Plan Administrator